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Exhibit 5.1

[Letterhead of Covington & Burling LLP]

September 7, 2010

LIN Television Corporation
One West Exchange Street, Suite 5A
Providence, Rhode Island 02903

Ladies & Gentlemen:

        We have acted as counsel to LIN Television Corporation, a Delaware corporation (the "Company"), in connection with the registration by the Company under the Securities Act of 1933 (the "Act") of (i) $200,000,000 in aggregate principal amount of the Company's 8 3/8% Senior Notes due 2018 (the "Notes"), and (ii) Guarantees of the Notes (the "Guarantees") by the parties named in Schedule A hereto (the "Guarantors"), in each case issued pursuant to the Indenture, dated April 12, 2010 (the "Indenture"), among the Company, the Guarantors, and The Bank of New York Mellon Trust Company, N.A., as trustee (the "Trustee"), pursuant to the registration statement on Form S-4 (File No. 333-168636), filed with the Securities and Exchange Commission on August 6, 2010 (such registration statement, as amended to the date hereof, is herein referred to as the "Registration Statement").

        The Notes are to be issued in exchange for an equal aggregate principal amount of the Company's currently outstanding, unregistered 8 3/8% Senior Notes due 2018, issued pursuant to the Indenture on April 12, 2010 (the "Old Notes").

        We have reviewed such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion. We have assumed that all signatures are genuine, that all documents submitted to us as originals are authentic and that all copies of documents submitted to us conform to the originals. We have assumed further that the Trustee has duly authorized, executed and delivered the Indenture.

        We have relied as to certain matters on information obtained from public officials, officers of the Company and the Guarantors, and other sources believed by us to be responsible.

        Based upon the foregoing, and subject to the qualifications set forth below, we are of the opinion that, when the Registration Statement has become effective under the Act and the Indenture has been duly qualified under the Trust Indenture Act of 1939, as amended, and the Notes and the Guarantees have been duly executed by the Company and the Guarantors and authenticated by the Trustee in accordance with the Indenture and have been duly issued and delivered in exchange for the Old Notes as contemplated in the Registration Statement, the Notes and the Guarantees will constitute the valid and binding obligations of the Company and the Guarantors, respectively, enforceable against the Company and the Guarantors, respectively, in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws of general applicability relating to or affecting creditors' rights and to general equity principles.

        The foregoing opinion is subject to the following qualifications:

        We express no opinion as to: (i) waivers of defenses, subrogation and related rights, rights to trial by jury, rights to object to venue, or other rights or benefits bestowed by operation of law; (ii) releases or waivers of unmatured claims or rights; (iii) provisions for liquidated damages and penalties, penalty interest and interest on interest; (iv) provisions purporting to supersede equitable principles, including provisions requiring amendments and waivers to be in writing and provisions making notices effective even if not actually received; or (v) provisions purporting to make a party's determination conclusive.

        We express no opinion as to the existence or adequacy of consideration received by the Guarantors for the Guarantees.

        We are members of the bar of the District of Columbia and the State of New York. We do not express any opinion herein on any laws other than the law of the State of New York, the Delaware General Corporation Law, the Delaware Limited Liability Company Act, the Delaware Revised Uniform Limited Partnership Act and applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws.

        We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. We also hereby consent to the reference to our firm under the heading "Legal matters" in the prospectus constituting part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,
/s/ Covington & Burling LLP

 Schedule A

Entity	State of incorporation or formation
LIN TV Corp.	Delaware
Indiana Broadcasting, LLC	Delaware
KXAN, Inc.	Delaware
KXTX Holdings, Inc.	Delaware
LIN of Alabama, LLC	Delaware
LIN of Colorado, LLC	Delaware
LIN of New Mexico, LLC	Delaware
LIN of Wisconsin, LLC	Delaware
LIN Television of Texas, Inc.	Delaware
LIN Television of Texas, L.P.	Delaware
North Texas Broadcasting Corporation	Delaware
Primeland, Inc.	Delaware
TVL Broadcasting of Rhode Island, LLC	Delaware
TVL Broadcasting, Inc.	Delaware
WAVY Broadcasting, LLC	Delaware
WDTN Broadcasting, LLC	Delaware
WIVB Broadcasting, LLC	Delaware
WOOD License Co., LLC	Delaware
WOOD Television, Inc.	Delaware
WTNH Broadcasting, Inc.	Delaware
WUPW Broadcasting, LLC	Delaware
WWHO Broadcasting, LLC	Delaware
WWLP Broadcasting, LLC	Delaware

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  Exhibit 5.1
Schedule A